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Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

The Board of Trustees
Provident Senior Living Trust:

We consent to the use of our report dated March 9, 2005, with respect to the consolidated balance sheet of Provident Senior Living Trust and subsidiaries as of December 31, 2004, and the related consolidated statements of operations, shareholders' equity, and cash flows for the period from March 1, 2004 (inception) to December 31, 2004, included herein and to the references to our firm under the headings "Selected Historical Consolidated Financial Information of Provident" and "Experts" in the registration statement.

                                                                                        /s/ KPMG LLP

Philadelphia, Pennsylvania
April 25, 2005

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Consent of Independent Registered Public Accounting Firm